Exhibit 10.29

February 26, 2018
[NAME]
Re: Executive Retention Bonus
Dear [NAME]:
This "Retention Bonus Letter" confirms the agreement between you (the "Participant") and QEP Resources, Inc. (the "Company") regarding a retention bonus award opportunity that is being offered to you. This Retention Bonus Letter offers you a supplemental benefit that is in addition to the Severance Benefits (as defined in the Participation Letter) that may become payable to you pursuant to that certain Participation Letter dated as of February 26, 2018 and entered into between you and the Company (the "Participation Letter").
By signing below and returning this Retention Bonus Letter to Donna Page, Director, Compensation and Benefits, which must be done within 15 days of the date of this Retention Bonus Letter written above, you acknowledge and agree to all of the terms and conditions set forth herein and confirm that you irrevocably and voluntarily agree to those terms.
Subject to the foregoing, you and the Company (hereinafter referred to as the "parties") hereby agree as follows:
1)Retention Bonus. In recognition of your commitment to the Company and ongoing dedication to its success, the Company is offering you a one-time special cash retention bonus in an amount equal to $500,0001 (the "Retention Bonus"). The Retention Bonus is subject to your continued employment with the Company through March 1, 2019 (the "Retention Date") and shall be paid in a lump sum within 15 days after the Retention Date, provided, however, that if your employment is terminated by the Company without Cause (as defined in the Participation Letter) (and other than due to your death or Disability (as defined in the Participation Letter)) or you resign your employment for Good Reason (as defined in the Participation Letter), in either case prior to the Retention Date and you satisfy the requirements for receiving any Severance Benefits in accordance with the terms of the Participation Letter, including your execution and non-revocation of a release of claims in the form attached as an exhibit to the Participation Letter, a pro-rated amount of the Retention Bonus (which will be based on the number of months (rounded up to the nearest whole month) you remained employed following the date of this Retention Bonus Letter) will be paid to you (the "Pro-Rated Retention Bonus"), in addition to such Severance Benefits, at the same time as the Cash Severance (as defined in the Participation Letter) is paid to you. For the avoidance of doubt, the Pro-Rated Retention Bonus will be paid to you in the event you do not receive certain Severance Benefits as a result of the application of Section 7 of the Participation Letter, provided that you execute and do not revoke a release of claims in the form attached as an exhibit to the Participation Letter. The Retention Bonus is a special payment to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, severance, notice, redundancy, pension, retirement, death or other benefit under any benefit plan or compensation arrangement of the Company, except as expressly required by the terms of such other plan or arrangement.

 ____________________________
1 Excludes SERP participants.

2)     Entire Agreement. This Retention Bonus Letter, together with the Participation Letter, represents the entire agreement between you and the Company with respect to the subject matter herein and it supersedes any other promises, warranties or representations with regard to this subject matter.
3)     Section 409A. The intent of the parties is that the payments and benefits under this Retention Bonus Letter comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, "Section 409A") and, accordingly, to the maximum extent permitted, this Retention Bonus Letter shall be interpreted to be in compliance therewith. Notwithstanding anything in this Retention Bonus Letter to the contrary, any compensation or benefits payable under this Retention Bonus Letter that is considered nonqualified deferred compensation under Section 409A and is designated under this Retention Bonus Letter as payable upon Participant’s termination of employment shall be payable only upon Participant’s "separation from service" with the Company within the meaning of Section 409A (a "Separation from Service"). In addition, notwithstanding anything in this Retention Bonus Letter to the contrary, if Participant is deemed by the Company at the time of Participant’s Separation from Service to be a "specified employee" for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Participant is entitled under this Retention Bonus Letter is required in order to avoid a prohibited distribution under Section 409A, such portion of Participant’s benefits shall not be provided to Participant prior to the earlier of (i) the expiration of the six-month period measured from the date of Participant’s Separation from Service with the Company or (ii) the date of Participant’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Participant (or Participant’s estate or beneficiaries), and any remaining payments due to Participant under this Retention Bonus Letter shall be paid as otherwise provided herein.
4)     Governing Law; Arbitration. The validity, interpretation, construction and performance of this Retention Bonus Letter shall in all respects be governed by the laws of Colorado without reference to principles of conflict of law, except to the extent pre-empted by Federal law. The parties agree that any controversy, claim or dispute arising out of or relating to this Retention Bonus Letter that the parties cannot resolve through negotiation shall be settled solely and exclusively by a binding arbitration process administered by the American Arbitration Association ("AAA") in Denver Colorado. Such arbitration shall be conducted in accordance with the AAA’s then-existing Employment Arbitration Rules. Each party shall bear its own attorney’s fees and expenses and one-half of the fees and expenses of the arbitration; provided, that the arbitrator shall have the authority to apportion the costs of arbitration and to render an award including reasonable attorneys’ fees, as and to the extent the arbitrator deems appropriate under the circumstances. The arbitrator’s decisions and awards will be rendered in a reasoned written opinion, and the parties agree to abide by all such decisions and awards. Such decisions and awards rendered by the arbitrator shall be final and conclusive and may be entered in any court having jurisdiction.
5)     Miscellaneous. All payments to the Participant in accordance with the provisions of the Plan shall be subject to applicable withholding of local, state, Federal and foreign taxes, as determined in the sole discretion of the Company. Except as expressly set forth herein, your employment relationship with the Company remains at will, meaning that either you or the Company may terminate your employment at any time, with or without cause or advance notice. Nothing in this letter is intended to or should be construed to contradict, modify or alter your employment relationship with the Company. The Company’s obligation to make the payments provided for under this Retention Bonus Letter and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against a Participant. By accepting this letter, you hereby agree that this letter may only be amended or modified by a written instrument signed by you and a duly authorized representative of the Company. This Retention Bonus Letter shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation, separation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Retention Bonus Letter if no succession had taken place.
Thank you for your hard work and contributions to the Company.
QEP RESOURCES, INC.

QEP RESOURCES, INC.

By:	/s/ Charles B. Stanley
Charles B. Stanley
Chairman, President and Chief Executive Officer

ACCEPTED AND AGREED TO this ____ day of February 2018.

By:
[NAME]